                               POWER OF ATTORNEY

        I, James M. Cornelius, Chairman of the Board of Directors, of Mead
Johnson Nutrition Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 2400 West Lloyd Expressway, Evansville, Indiana
47721, do hereby constitute and appoint each of William C. P'Pool, Kristin M.
Coleman and Rebecca M. Reeves individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange
Act of 1934, including, without limitation, the execution and filing of all
Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer a Director of Mead Johnson Nutrition Company.

        IN WITNESS WHEREOF, I have executed this Power of Attorney on this 6th day of February, 2009.

        -------------------------------
        James M. Cornelius